Exhibit 5.1

Opinion of Hallett & Perrin

January 21, 2005

Dynamex Inc.

1870 Crown Drive

Dallas, Texas 75234

Re: Dynamex Inc. - Registration Statement on Form S-8

Gentlemen:

We have served as counsel for Dynamex Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 750,000 shares (the “Shares”) of Common Stock of the Company to be issued upon the exercise of awards under the Company’s Amended and Restated 1996 Stock Option Plan.

We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein.  Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Hallett & Perrin, P.C.
Hallett & Perrin, P.C.

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